                                                                    Exhibit 99.1

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

   The following unaudited pro forma consolidated balance sheet as of September 30, 1999 and the unaudited pro forma consolidated statements of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999, which we refer to as the Pro Forma Financial Information, present the pro forma effects of our acquisition of TNI, other acquisitions described below, our December 1999 offering of 10 1/2% senior notes and our February 2000 offering of 7% Series D cumulative convertible preferred stock. In January 2000, we announced that our Board of Directors approved a two-for-one common stock split to holders of record on January 28, 2000, which will be effected in the form of a stock dividend. Certificates for the additional shares will be distributed by our transfer agent on or about February 11, 2000. We have disclosed within the pro forma financial information, where relevant, the effect of the stock split.

   The objective of Pro Forma Financial Information is to provide investors with information about the continuing impact of particular completed or probable transactions by indicating how the transactions might have affected historical financial statements had they occurred at an earlier date.

   On November 23, 1999, we acquired TNI. We paid shareholders of TNI aggregate consideration of $340.8 million in cash and 7.6 million shares of our common stock (15.2 million shares after giving effect to our common stock split) which represented an aggregate value of approximately $346.2 million, assuming a price per share of PSINet common stock of $45.719 ($22.859 after giving effect to our common stock split) at the time we reached a definitive agreement with TNI. We also assumed options to acquire approximately 463,000 shares of TNI common stock which, at the time we entered into the definitive agreement, were exercisable into an equal number of shares of our common stock (or twice the number of shares of our common stock after giving effect to our common stock split) and represented an aggregate value of approximately $13.0 million. We also repaid outstanding principal and interest under TNI's revolving credit facility in the amount of $52.1 million as a condition to closing. The source of the cash consideration for the TNI merger and the repayment of the TNI revolving credit facility obligation was from cash on hand.

   In addition to our acquisition of TNI, during the two years ended December 31, 1999 and 1998, we completed a total of 60 acquisitions. As discussed below, the impact of certain of these acquisitions, as determined in accordance with guidelines for preparation of pro forma financial information, has been reflected he rein.

    On September 10, 1998, TNI acquired from AT&T Corp. the right to provide services under certain customer service contracts and certain related equipment relating to AT&T's Transaction Access Service (the "TAS Acquisition") for approximately $64.3 million in cash, which materially changed TNI's business. For accounting and reporting purposes, the TAS Acquisition was considered to be an acquisition of a business.

   In December 1999, we completed a $600.0 million offering of 10 1/2% senior notes due 2006 and Euro 150.0 million of 10 1/2% senior notes due 2006. After deducting estimated discounts and commissions of the initial purchasers and estimated expenses payable by us, the net proceeds of the dollar and euro notes offering were approximately $736.2 million based upon an exchange rate of Euro
0.9692 to U.S. $1.00.

   In February 2000, we completed an $825.0 million offering of 16.5 million shares of our 7% Series D cumulative convertible preferred stock, with a $50 liquidation preference. After deducting amounts paid by the purchasers into a deposit account, estimated discounts and commissions of the initial purchasers and estimated expenses payable by us, the net proceeds of the 7% Series D cumulative convertible preferred stock offering were approximately $738.8 million.

   The following Unaudited Pro Forma Consolidated Balance Sheet at September 30, 1999 presents, on a pro forma basis, our consolidated financial position assuming each of the following had occurred on September 30, 1999:

  .  our acquisition of TNI;

  . our December 1999 offering of 10 1/2% senior notes and the application of the related estimated net proceeds; and

  . our February 2000 offering of 7% Series D cumulative convertible preferred stock and the application of the related estimated net proceeds.

   The following Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1998 presents, on a pro forma basis, our consolidated results of operations assuming each of the following had occurred on January 1, 1998:

  .  our acquisition of TNI;

  . the TAS Acquisition, assuming that the TAS operations were conducted under TNI's Communications Services Agreement with AT&T and assuming the elimination of certain AT&T costs allocated to TAS;

  . our acquisitions of iSTAR internet inc., Interactive Networx Gmbh, ioNET Internetworking Services, LinkAge Online Limited, INTERLOG Internet Services, Inc., Rimnet Corporation, iNet, Inc., Tokyo Internet Corporation, Planete.net S.A.R.L., Satelnet S.A., Telelinx Ltd., Horizontes Internet Ltda, Wavis Equipamentos de Informatica Ltda, Sao Paulo On-Line Ltda, Internet de Mexico S.A. de C.V., Datanet S.A. de C.V., The Internet Company, Caribbean Internet Service Corp., The Internet Access Company, Intercomputer, S.A. and Intercomputer Soft, S.A., Elender Informatikai, and TotalNet Inc. ("Other Acquisitions")

  . our December 1999 offering of 10 1/2% senior notes and the application of the related estimated net proceeds; and

  . our February 2000 offering of 7% Series D cumulative convertible preferred stock and the application of the related estimated net proceeds.

   The following Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 1999 presents, on a pro forma basis, our consolidated results of operations assuming each of the following had occurred on January 1, 1998:

  .  our acquisition of TNI;

  .  those of our Other Acquisitions which were consummated during 1999;

  . our December 1999 offering of the 10 1/2% senior notes and the application of the related estimated net proceeds; and

  . our February 2000 offering of 7% Series D cumulative convertible preferred stock and the application of the related estimated net proceeds.

   The acquisition of TNI will be accounted for as a purchase business combination and, accordingly, the purchase price of TNI has been allocated to tangible assets acquired and liabilities assumed, based upon their respective fair values, with the excess allocated to intangible assets to be amortized over the estimated economic lives of the intangible assets. The consolidated retained deficit reflected in the Unaudited Pro Forma Consolidated Balance Sheet includes the non-recurring write-off of acquired in-process research and development associated with the acquisition of TNI. We engaged an independent third party to determine the allocation of the total purchase price of our acquisition of TNI and those of certain of our Other Acquisitions which were consummated during 1999. The evaluation for TNI indicates there are the following intangible assets present: existing technology, tradenames, customer contracts and relationships, existing workforce and goodwill, with useful lives from three to 20 years, and approximately $84.0 million of purchased in-process research and development.

   Each of the Other Acquisitions and the TAS Acquisition was paid for in cash and has been accounted for as a purchase business combination and, accordingly, the purchase price has been allocated to tangible assets acquired and liabilities assumed, based upon their respective fair values, with the excess allocated to intangible assets to be amortized over the estimated economic lives of the intangible assets from the respective dates of acquisition. For the Other Acquisitions consummated during 1999, we have recorded a preliminary purchase price allocation and management does not believe the final allocation will be materially different.

   The Pro Forma Financial Information is not intended to be indicative of the results which would actually have been obtained had the transactions described above occurred on the dates indicated or which may be obtained in the future. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable in the circumstances. The Unaudited Pro Forma Consolidated Statements of Operations do not give effect to any potential cost savings and synergies that could result from the acquisitions included therein.

                                  PSINET INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1998
       (In millions of U.S. dollars, except per share and share amounts)

                                         Transaction
                                           Network     Transaction
                                           Services      Access
                            PSINet Inc.      Inc.     Service, Inc.    Other
                            Consolidated Consolidated  Acquisition  Acquisitions
                            ------------ ------------ ------------- ------------
Revenue...................    $ 259.6       $101.9        $40.3        $119.8
Operating costs and
 expenses:
  Data communications and
   operations.............      199.4         68.3         24.8          69.8
  Sales and marketing.....       57.0          4.0          --           15.3
  General and
   administrative.........       45.3          8.5          --           28.9
  Depreciation and
   amortization...........       63.4         10.8          3.4          10.1
  Charge for acquired in-
   process R&D............       70.8          --           --            --
                              -------       ------        -----        ------
    Total operating costs
     and expenses.........      435.9         91.6         28.2         124.1
                              -------       ------        -----        ------
Income (loss) from
 operations...............     (176.3)        10.3         12.1          (4.3)
Interest expense..........      (63.9)        (1.2)        (2.6)         (3.3)
Interest income...........       19.7          1.5          --            0.3
Other income (expense),
 net......................        6.8          --           --           (0.6)
Non-recurring arbitration
 charge...................      (49.0)         --           --            --
                              -------       ------        -----        ------
Income (loss) before
 income taxes, equity in
 earnings of affiliate and
 minority interest........     (262.7)        10.6          9.5          (7.9)
Income tax benefit
 (expense)................        0.9         (4.4)        (3.7)         (1.7)
Equity in earnings of
 unconsolidated
 affiliate................        --           0.4          --           (0.1)
Minority interest in net
 loss of consolidated
 subsidiary...............        --           0.3          --            --
                              -------       ------        -----        ------
Net income (loss).........     (261.8)         6.9          5.8          (9.7)
Return to preferred
 shareholders.............       (3.1)         --           --            --
                              -------       ------        -----        ------
Net income (loss)
 available to common
 shareholders.............    $(264.9)      $  6.9        $ 5.8        $ (9.7)
                              =======       ======        =====        ======

Basic and diluted loss
 per share ...............    $ (5.32)
                              =======
Shares used in computing
 basic and diluted loss per
 share (in thousands) ....     49,806
                              =======
Basic and diluted loss per
 share (after stock
 split) ..................    $ (2.66)
                              =======
Shares used in computing
 basic and diluted loss
 per share (after stock
 split, in thousands) ....     99,612
                              =======

                                  PSINET INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1998
       (In millions of U.S. dollars, except per share and share amounts)

                                               Pro
                               Adjustments    Forma
                               -----------   -------
Revenue......................    $   --      $ 521.6
Operating costs and expenses:
  Data communications and
   operations................        --        362.3
  Sales and marketing........        --         76.3
  General and
   administrative............        --         82.7
  Depreciation and
   amortization..............       84.4 (a)   172.1
  Charge for acquired in-
   process R&D...............        --         70.8
                                 -------     -------
    Total operating costs and
     expenses................       84.4       764.2
                                 -------     -------
Income (loss) from
 operations..................      (84.4)     (242.6)
Interest expense.............      (81.2)(b)  (152.2)
Interest income..............        --         21.5
Other income (expense), net..        --          6.2
Non-recurring arbitration
 charge......................        --        (49.0)
                                 -------     -------
Income (loss) before income
 taxes, equity in earnings of
 affiliate and minority
 interest....................     (165.6)     (416.1)
Income tax benefit
 (expense)...................        8.1 (f)    (0.8)
Equity in earnings of
 unconsolidated affiliate....        --          0.3
Minority interest in net loss
 of consolidated subsidiary..        --          0.3
                                 -------     -------
Net income (loss)............     (157.5)     (416.3)
Return to preferred
 shareholders................      (57.8)(g)   (60.9)
                                 -------     -------
Net income (loss) available
 to common shareholders......    $(215.3)    $(477.2)
                                 =======     =======

Basic and diluted loss
 per share .................                 $ (8.31)
                                             =======

Shares used in computing
 basic and diluted loss
 per share (in thousands) ..       7,600 (c)  57,406
                                 =======     =======

Basic and diluted loss per
 share (after stock
 split) .....................                $ (4.16)
                                             =======
Shares used in computing
 basic and diluted loss per
 share (after stock split,
 in thousands) ...............    15,200 (c) 114,812
                                 =======     =======

                                  PSINET INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                  For the Nine Months Ended September 30, 1999
       (In millions of U.S. dollars, except per share and share amounts)

                                                      Transaction
                                                        Network
                                                        Services
                                         PSINet Inc.      Inc.        Other
                                         Consolidated Consolidated Acquisitions
                                         ------------ ------------ ------------
Revenue.................................   $ 369.3       $126.9       $35.9
Operating costs and expenses:
  Data communications and operations....     261.3         80.1        20.8
  Sales and marketing...................      68.1          5.1         3.4
  General and administrative............      47.3          9.5         7.0
  Depreciation and amortization.........     102.8         14.0         2.7
  Impairment of assets..................       --           0.9         --
                                           -------       ------       -----
    Total operating costs and expenses..     479.5        109.6        33.9
                                           -------       ------       -----
Income (loss) from operations...........    (110.2)        17.3         2.0
Interest expense........................    (120.8)        (3.1)       (0.6)
Interest income.........................      32.5          1.3         0.1
Other income (expense), net.............      (0.8)         --         (0.3)
Gain (loss) on sale of investments......      (0.6)         --          --
                                           -------       ------       -----
Income (loss) before income taxes,
 equity in earnings of affiliate and
 minority interest......................    (199.9)        15.5         1.2
Income tax benefit (expense)............       0.7         (5.9)       (0.8)
Equity in earnings of unconsolidated
 affiliate..............................       --           0.1         --
Minority interest in net loss (income)
 of consolidated subsidiary.............       --          (0.1)        --
                                           -------       ------       -----
Net income (loss).......................    (199.2)         9.6         0.4
Return to preferred shareholders........     (11.2)         --          --
                                           -------       ------       -----
Net income (loss) available to common
 shareholders...........................   $(210.4)      $  9.6       $ 0.4
                                           =======       ======       =====

Basic and diluted loss per share .......   $ (3.50)
                                           =======

Shares used in computing basic and
 diluted loss per share (in thousands)..    60,105
                                           =======

Basic and diluted loss per share
 (after stock split) ...................   $ (1.75)
                                           =======
Shares used in computing basic and
 diluted loss per share
 (after stock split, in thousands) .....   120,210
                                           =======

                                  PSINET INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                  For the Nine Months Ended September 30, 1999
       (In millions of U.S. dollars, except per share and share amounts)

                                               Pro
                               Adjustments    Forma
                               -----------   -------
Revenue......................    $  --       $ 532.1
Operating costs and expenses:
  Data communications and
   operations................       --         362.2
  Sales and marketing........       --          76.6
  General and
   administrative............       --          63.8
  Depreciation and
   amortization..............      46.3 (d)    165.8
  Impairment of assets.......       --           0.9
                                 ------      -------
    Total operating costs and
     expenses................      46.3        669.3
                                 ------      -------
Income (loss) from
 operations..................     (46.3)      (137.2)
Interest expense.............     (59.2)(e)   (183.7)
Interest income..............       --          33.9
Other income (expense), net..       --          (1.1)
Gain (loss) on sale of
 investments.................       --          (0.6)
                                 ------      -------
Income (loss) before income
 taxes, equity in earnings of
 affiliate and minority
 interest....................    (105.5)      (288.7)
Income tax benefit
 (expense)...................       5.9 (f)     (0.1)
Equity in earnings of
 unconsolidated affiliate....       --           0.1
Minority interest in net loss
 (income) of consolidated
 subsidiary..................       --          (0.1)
                                 ------      -------
Net income (loss)............     (99.6)      (288.8)
Return to preferred
 shareholders................     (43.3)(g)    (54.5)
                                 ------      -------
Net income (loss) available
 to common shareholders......   $(142.9)     $(343.3)
                                 ======      =======
Basic and diluted loss per
 share ......................                $ (5.07)
                                             =======
Shares used in computing
 basic and diluted loss per
 share (in thousands)........     7,600 (c)   67,705
                                 ======      =======

Basic and diluted loss per
 share (after stock split)...                $ (2.54)
                                             =======
Shares used in computing
 basic and diluted loss per
 share (after stock split,
 in thousands) ..............    15,200 (c)  135,410
                                 ======      =======

                                  PSINET INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                      For the Year Ended December 31, 1998
                  and the Nine Months Ended September 30, 1999

NOTE 1--PRO FORMA ADJUSTMENTS

   The pro forma adjustments outlined below present separate adjustments related to the acquisition of TNI and the adjustments related to the other transactions reflected in the Unaudited Pro Forma Consolidated Statements of Operations.

   The purchase price of each acquisition has been allocated to tangible assets acquired and liabilities assumed, based upon their respective fair values, with the excess allocated to intangible assets to be amortized over the estimated economic lives of the intangible assets of up to 20 years from the respective dates of acquisition.

   We engaged an independent third party to determine the allocation of the total purchase price of TNI. As of the acquisition announcement date, TNI was in the process of working on five key projects which had not yet been determined to be technologically feasible and which have no alternative future use, which would give rise to such a charge. The five key research and development projects include:

  . Fraud Engine Update. This is a project under development that is designed to update the system by which a telephone company verifies the billability of a long distance call originating from a pay phone. The project is expected to allow TNI to continue to grow market share through the implementation of this new product that gives customers greater customization of features. At the same time, the enhancement is designed to significantly increase throughput volume as compared with existing technology. The project also includes an update of the SS7 network architecture underlying the company's technical infrastructure, which is intended to allow it to significantly expand its existing product portfolio. The material technology risk associated with this project is that the product is based on an entirely new design that provides for portability and independence from a particular hardware platform, which is currently unproven. This project, under current plans, is expected to be completed in the first quarter of 2000.

  . Outdial/Net Generation Excel Switch. This is a project under development in Ireland for use in the United Kingdom. This product is designed to give TNI's network access controllers the ability to originate calls, whereas they currently can only receive calls. This technology is designed to allow the host (credit card processor) to call a merchant's terminal for daily batch verification, eliminating the need for the merchant to remember to call into the host. This would also facilitate fault investigation, network configuration and scheduled changes. This project is expected to allow TNI to enter new markets because the software allows the same piece of hardware to receive both inbound and outbound calls. The material technology risk associated with this project is overcoming the interference that can result when both outbound and inbound calls simultaneously attempt to use the same channel. The project, under current plans, is expected to be completed in the second quarter of 2000.

  . Local Number Portability. This is a project that is designed to allow TNI to house the database against which a telephone company verifies the billability of a long distance call originating from a pay phone in Australia. Additionally, this project is designed to enable users of telecommunications services to retain their telephone number when changing their service deliverer or changing location. If successful, the company expects to introduce the same technology in Ireland in the year following its initial introduction in Australia. The material technology risks include resolving the format of the database, database replication, and achieving compatibility with currently established services such as directory assistance, operator assistance and emergency calls. As well, configuration differences between Australia and Ireland's phone number formats will need to be resolved and tested. This project, under current plans, is expected to be completed in the first quarter of 2000.

  . ATM Processing. This project, which is intended to assist the company's expansion into Europe, would both enable the carrying of credit card transactions there between a merchant and processor, in addition to allowing TNI to assume the role of the processor. While the network underlying the technology has previously been developed, there are material technology risks in rebuilding the switch between the ATM and the processors, tying the processors directly to the respective banks, and supplying the system with several gateway alternatives. This project, under current plans, is expected to be completed in the third quarter of 2000.

  . ATM Connectivity. This project responds to those customers requesting the capability to download information to their ATMs. Current technology requires four separate modem cards for each connectivity type, and requires integration architecture to enable each connectivity type to work properly. The goal of this project is to develop one modem card that provides four separate types of connectivity. The material technology risk associated with this project relates to the company's inexperience with successfully connecting two of the technologies to the company's network, and with one modem. This project, under current plans, is expected to be completed in the first quarter of 2000.

   If none of these projects is successfully developed, our sales and profitability may be adversely affected in future periods. However, the failure of any particular individual project in-process would not have a material impact on our financial condition or results of operations. Additionally, the failure of any particular individual project in-process could impair the value of other intangible assets acquired.

   For purposes of this Pro Forma Financial Information, we have attributed the excess of the purchase price over the acquired net tangible assets for TNI of approximately $705.2 million to other intangible assets in accordance with the preliminary valuation; these include: existing technology ($77.0 million), tradenames ($37.7 million), customer contracts and relationships ($101.4 million), existing workforce ($3.4 million) and goodwill ($401.7 million), with useful lives from three to 20 years, and purchased in-process research and development ($84.0 million).

For the Year Ended December 31, 1998

   (a) Reflects the increase in amortization resulting from the allocation of the purchase price to the acquired net tangible and intangible assets (principally tradename, customer relationships, goodwill, assembled workforce and existing technology) relating to the acquisitions included herein. The assigned lives of the acquired intangible assets range from three to 20 years.

                                                             Amortization
                                                      --------------------------
                                                      (millions of U.S. dollars)
   TNI merger........................................           $49.4
   Other acquisitions................................            35.0
                                                                -----
                                                                $84.4
                                                                =====

   (b) Reflects the following:

                                                              Interest
                                                     --------------------------
                                                     (millions of U.S. dollars)
   Interest expense avoided through assumed
    repayment of the TNI revolving credit facility
    as of January 1, 1998...........................           $  3.7
   Interest expense associated with the 10 1/2%
    notes offering..................................            (84.1)
   Other............................................             (0.8)
                                                               ------
                                                               $(81.2)
                                                               ======

   (c) Basic and diluted loss per share are computed using net loss available to common shareholders divided by the weighted average number of shares of our common stock that were outstanding during the periods presented and assumes that the issuance of approximately 7,600,000 shares of our common stock (15,200,000 shares of our common stock, after giving effect to our common stock split) in connection with the acquisition of TNI had occurred on January 1, 1998. Because all common stock equivalents are antidilutive, basic and diluted loss per share are the same for all periods presented.

For the Nine Months Ended September 30, 1999

   (d) Reflects the increase in amortization resulting from the allocation of the purchase price to the acquired net tangible and intangible assets (principally tradename, customer relationships, goodwill, assembled workforce and existing technology) relating to the acquisitions included herein. The assigned lives of the acquired intangible assets range from three to 20 years.

                                                             Amortization
                                                      --------------------------
                                                      (millions of U.S. dollars)
   TNI merger........................................           $37.0
   Other acquisitions................................             9.3
                                                                -----
                                                                $46.3
                                                                =====

   (e) Reflects the following:

                                                              Interest
                                                     --------------------------
                                                     (millions of U.S. dollars)
   Interest expense avoided through assumed
    repayment of the TNI Revolving Credit facility
    as of January 1, 1998...........................           $  2.8
   Interest expense associated with the 10 1/2%
    notes offering..................................            (61.9)
   Other............................................             (0.1)
                                                               ------
                                                               $(59.2)
                                                               ======

Other

   (f) Reversal of tax expense recorded by TNI and TAS as a result of availability to offset TNI and TAS taxable income with our taxable losses for the periods presented.

   (g) Reflects the following:

                                                                                             12/31/98        9/30/99
                                                                                           -------------   -------------
                                                                                           (millions of U.S. dollars)
   Return to preferred shareholders on the 7% Series D cumulative convertible preferred
    stock................................................................................     $(57.8)         $(43.3)
                                                                                              =======         =======

                                  PSINET INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                            As of September 30, 1999
                         (In millions of U.S. dollars)

                                        Transaction
                                          Network
                           PSINet Inc.  Services Inc.
                          Consolidated Consolidated  Adjustments   Pro Forma
                          ------------ ------------- -----------   ---------
ASSETS
Current assets:
 Cash and cash              $  494.1      $ 27.2       $(340.8)(a)
  equivalents...........
                                                         (62.8)(f)
                                                         736.2 (g)
                                                         738.8 (h) $1,592.7
 Restricted cash and
  short-term
  investments...........       137.5         --            --         137.5
 Short-term investments
  and marketable
  securities............     1,079.2         0.1           --       1,079.3
 Accounts receivable,
  net...................        65.5        30.0           --          95.5
 Prepaid expenses.......        14.5         --            --          14.5
 Other current assets...        39.7         8.7           --          48.4
                            --------      ------       -------     --------
 Total current assets...     1,830.5        66.0       1,071.4      2,967.9
Property, plant and
 equipment, net.........       790.4        44.2         (12.2)(b)    822.4
Goodwill and other
 intangibles, net.......       544.8        86.0         (86.0)(b)
                                                         621.2 (b)  1,166.0
Other assets and
 deferred charges.......       133.8         5.1          18.6 (g)    157.5
                            --------      ------     ---------     --------
 Total assets...........    $3,299.5      $201.3     $ 1,613.0     $5,113.8
                            ========      ======     =========     ========
LIABILITIES AND
SHAREHOLDERS'
  EQUITY
Current liabilities:
 Current portion of
  long-term debt........    $   89.5      $  0.1       $   --      $   89.6
 Trade accounts
  payable...............        87.1         4.2           --          91.3
 Accrued payroll and
  related expenses......        21.1         2.0           --          23.1
 Other accounts payable
  and accrued
  liabilities...........        72.1        15.1          21.0 (c)    108.2
 Accrued interest
  payable...............        50.0         0.8           --          50.8
 Deferred revenue.......        22.6         1.6           --          24.2
                            --------      ------       -------     --------
 Total current
  liabilities...........       342.4        23.8          21.0        387.2
Long-term debt..........     2,402.8        62.9         (62.8)(f)
                                                         754.8 (g)  3,157.7
Deferred income taxes...         2.9         --            --           2.9
Other liabilities.......        64.9         0.6           --          65.5
Minority interest.......         --          --            --           --
                            --------      ------       -------     --------
Total liabilities.......     2,813.0        87.3         713.0      3,613.3
                            --------      ------       -------     --------
Shareholders' equity:
 Convertible preferred
  stock, Series C.......       368.8         --            --         368.8
 Convertible preferred
  stock, Series D.......         --          --          738.8 (h)    738.8
 Common stock...........         0.7         0.1          (0.1)(d)      0.7
 Capital in excess of          825.9        78.4
  par value.............                                 (78.4)(d)
                                                         359.2 (a)  1,185.1
 Accumulated earnings         (638.0)       36.2
  (deficit).............                                 (36.2)(d)
                                                         (84.0)(e)   (722.0)
 Treasury stock.........        (2.0)        --            --          (2.0)
 Accumulated other
  comprehensive income..        54.0        (0.7)          0.7 (d)     54.0
 Bandwidth asset/IRU
  agreement.............      (122.9)        --            --        (122.9)
                            --------      ------       -------     --------
 Total shareholders'
  equity................       486.5       114.0         900.0      1,500.5
                            --------      ------       -------     --------
 Total liabilities and
  shareholders' equity..    $3,299.5      $201.3      $1,613.0     $5,113.8
                            ========      ======      ========     ========

                                  PSINET INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                            As of September 30, 1999

NOTE 1--PRO FORMA ADJUSTMENTS

   Reflects the acquisition of TNI and other events, including:

     (a) the assumed cash paid and the issuance of approximately 7.6 million shares of our common stock (15.2 million shares after giving effect to our common stock split) in connection with the acquisition assuming the acquisition had been consummated on September 30, 1999 (the shares of PSINet common stock assumed a value of $45.719 per share ($22.859 per share after giving effect to our common stock split), based on the average of the closing price of PSINet common stock on the Nasdaq National Market on August 20, 1999 and August 23, 1999), and the assumption by PSINet of options to acquire 463,000 shares of TNI common stock which were converted into options to purchase an equal number of shares of PSINet stock (or twice the number of shares after giving effect to our common stock split).

       (b) the preliminary allocation of the purchase price of TNI which has been allocated to tangible assets acquired and liabilities assumed, based upon their respective fair values, with the excess allocated to intangible assets to be amortized over the estimated economic lives of the intangible assets, and the elimination of existing intangible assets of TNI.

     We engaged an independent third party to determine the allocation of the total purchase price of TNI. For purposes of this Pro Forma Financial Information, PSINet has attributed the excess of the purchase price over the acquired net tangible assets for TNI of $705.2 million to other intangible assets in accordance with the preliminary valuation; these include: existing technology ($77.0 million), tradename ($37.7 million), customer contracts and relationships ($101.4 million), existing workforce ($3.4 million) and goodwill ($401.7 million) with useful lives from three to 20 years, and purchased in-process research and development ($84.0 million).

     (c) the estimated closing costs and estimated purchase liabilities associated with the merger.

     (d) the elimination of the TNI common stock, capital in excess of par value, retained earnings and accumulated other comprehensive income.

     (e) the write-off from the preliminary allocation of a portion of the purchase price of TNI to purchased in-process research and development.

     (f) the repayment of the TNI revolving credit facility including accrued interest in accordance with the merger agreement which totaled $62.8 million as of September 30, 1999.

     (g) reflects the issuance of the 10 1/2% senior notes in December 1999 and the related estimated offering expenses.

     (h) reflects the issuance of the 7% Series D cumulative convertible preferred stock in February 2000 and the related estimated offering expenses.